Exhibit 23.4

2400 Ellis Road
Durham, North Carolina 27703

iqvia.com

AstraZeneca PLC

Legal & Secretary’s Department
1 Francis Crick Avenue
Cambridge Biomedical Campus
Cambridge CB2 0AA
England

AstraZeneca Finance LLC
1209 Orange Street
Wilmington, Delaware 19801
United States

For the attention of Adrian Kemp and David White
By email & by post

19 March 2024

Dear Ladies and Gentlemen

IQVIA DATA DISCLOSURE FOR ANNUAL REPORT AND FORM 20-F INFORMATION 2023

In connection with the filing of the accompanying Registration Statement on Form F-3 (the “Form F-3”) of AstraZeneca PLC (“AstraZeneca”) and AstraZeneca Finance LLC (“AstraZeneca Finance”), IQVIA Inc. (“IQVIA”) hereby authorizes AstraZeneca and AstraZeneca Finance to refer to IQVIA and certain pharmaceutical industry data derived by IQVIA, as identified on the pages included in Exhibit 15.3 to AstraZeneca’s Annual Report and Form 20-F Information for the fiscal year ended December 31, 2023 (the “Annual Report”), which Annual Report is incorporated by reference in the accompanying Form F-3 of AstraZeneca and AstraZeneca Finance, subject to the same acknowledgements and agreements as set forth in our letter from IQVIA to AstraZeneca PLC, dated 20 February 2024 and included in Exhibit 15.3 to the Annual Report.

Please indicate your agreement to the foregoing by signing in the space indicated below. Our authorization will not become effective until accepted and agreed by AstraZeneca and AstraZeneca Finance.

Very truly yours,

/s/ Matthew R. Gilmartin
Name: Matthew R. Gilmartin
Title: SVP, Deputy General Counsel

For and on behalf of IQVIA Inc.

ACCEPTED AND AGREED
This 19th day of March 2024

AstraZeneca PLC

/s/ Adrian Kemp

Name: Adrian Kemp
Title: Company Secretary

ACCEPTED AND AGREED
This 19th day of March 2024

AstraZeneca Finance LLC

/s/ David White

Name: David White
Title: Director